FOR IMMEDIATE RELEASE                            Contact: C. Burt Duren
                                                          Treasurer
                                                 Telephone:  864.486.6222
                                                 E-mail:  bduren@oneprice.com

          One Price Announces Strong Initial Reaction to Menswear Test; Double-digit Comp Sales Gains Continue in November and December

Duncan, SC, January 11, 1999 - One Price Clothing Stores, Inc. (NASDAQ: ONPR) announced today that the initial results of its menswear test have greatly exceeded expectations. The Company began testing sales of menswear in 32 of its existing stores on December 6, 1998 alongside the Company's traditional merchandise offerings of women's and children's apparel, gifts and accessories. The Company plans to expand the test to a total of approximately 100 of its existing stores in the first quarter of fiscal 1999.

The Company also reported comparable store sales gains of 15.0% and 17.1% for its fiscal November and December months. These results follow double-digit comp store sales gains of 10.1% in the second quarter and 12.1% in the third quarter. Through the month ended January 2, 1999, the Company's year-to-date comp store sales increased 8.9%.

Total sales for November increased 9.3% to $23.2 million from $21.2 million for the four-week period ended November 29, 1997. Total sales for December increased 9.9% to $41.9 million from $38.2 million for the five-week period ended January 3, 1998. The Company generated these increases despite operating on average 66 fewer stores during November and December of fiscal 1998 compared to the same time periods last year. Year-to-date through January 2, 1999, total sales increased 8.6% to $313.1 million from $288.2 million for the period ended January 3, 1998.

The Company currently operates 622 stores in 27 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands. With three store closings planned for January 1999, the Company expects to begin fiscal 1999 with 619 stores in operation. The Company currently plans to open approximately 30 new stores in existing markets and close approximately 15 underperforming stores in fiscal 1999.

Commenting on these matters, Larry I. Kelley, President and Chief Executive Officer, said, "We are excited about the enthusiastic initial acceptance of menswear by our customers. In a number of surveys, our customers have asked us to offer this category to them. Although we believe menswear can be a valuable addition to our business by offering even more choices for our customers, we will maintain focus on our core business of women's and children's apparel, gifts and accessories. We are also very pleased by the strong comp sales gains in November and December which show the continued enthusiasm our customers have for our fashion-right merchandise and our continued focus on value. We now have just a few weeks left in our fourth quarter before completing what we expect to be an exceptional turnaround year for the Company."

The Company plans to announce its fourth quarter and annual sales results during the week ended February 6, 1999.

This press release may contain forward-looking statements. Important factors which may affect such statements are contained in the Company's Annual Report to Shareholders for the fiscal year ended January 31, 1998 and may be contained in any subsequent reports filed by the Company with the Securities and Exchange Commission.